EXHIBIT 99.1

GEORGIA-CAROLINA BANCSHARES, INC.
Financial Statements
For the Years Ended December 31, 2008 and 2007

GEORGIA-CAROLINA BANCSHARES, INC.
Table of Contents
December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia
We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and cash flows, for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
Augusta, Georgia
March 31, 2009

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Financial Condition
December 31, 2008 and 2007
(dollars in thousands, except per share amounts)

	2008	2007
Assets

Cash and due from banks	$9,954	$6,744
Federal funds sold	—	—
Securities available-for-sale	57,594	58,906
Loans, net of allowance for loan losses of $4,284 and $5,059, respectively	332,009	317,142
Loans held for sale	28,402	39,547
Bank premises and fixed assets	10,081	10,432
Accrued interest receivable	1,934	2,115
Foreclosed real estate, net of allowance	7,217	483
Deferred tax asset, net	996	1,315
Federal Home Loan Bank stock	2,201	1,487
Bank-owned life insurance	8,402	8,086
Other assets	2,038	1,612

Total assets	$460,828	$447,869

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$34,121	$30,292
Interest-bearing:
NOW accounts	37,373	27,706
Savings	55,426	73,184
Money market accounts	9,772	9,449
Time deposits of $100,000 or more	170,878	145,295
Other time deposits	69,439	94,040

Total deposits	377,009	379,966

Federal funds purchased	1,148	5,037
Federal Home Loan Bank borrowings	6,000	6,343
Deposit agreements	8,611	5,993
Current portion of long-term debt	100	100
Long-term debt	25,400	10,500
Other liabilities	3,476	3,959

Total liabilities	421,744	411,898

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,456,816 and 3,398,723 shares issued and outstanding, respectively	4	4
Additional paid-in capital	15,268	14,948
Retained earnings	23,604	20,804
Accumulated other comprehensive income	208	215

Total shareholders’ equity	39,084	35,971

Total liabilities and shareholders’ equity	$460,828	$447,869

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands, except per share amounts)

	2008	2007	2006
Interest income
Interest and fees on loans	$23,186	$25,998	$23,144
Interest on taxable securities	2,763	2,490	1,541
Interest on nontaxable securities	337	270	512
Interest on Federal funds sold and cash in banks	85	261	138

Total interest income	26,371	29,019	25,335

Interest expense
Interest on time deposits of $100,000 or more	6,414	6,687	4,976
Interest on other deposits	5,536	8,227	5,830
Interest on funds purchased and other borrowings	1,088	792	1,163

Total interest expense	13,038	15,706	11,969

Net interest income	13,333	13,313	13,366

Provision for loan losses	1,456	909	898

Net interest income after provision for loan losses	11,877	12,404	12,468

Non-interest income
Service charges on deposits	1,338	1,273	928
Other income	1,430	897	560
Gain on sale of mortgage loans	7,152	7,762	8,312

Total non-interest income	9,920	9,932	9,800

Non-interest expense
Salaries and employee benefits	10,958	11,131	11,801
Occupancy expenses	1,546	1,523	1,467
Other expenses	5,241	5,162	4,643

Total non-interest expense	17,745	17,816	17,911

Income before income taxes	4,052	4,520	4,357

Income tax expense	1,252	1,619	1,460

Net income	$2,800	$2,901	$2,897

Earnings per share
Basic	$.82	$.85	$.86
Diluted	$.80	$.83	$.83
See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands)

	2008	2007	2006
Net income	$2,800	$2,901	$2,897

Unrealized holding gain (loss) arising during the period, net of tax	(7)	496	271

Comprehensive income	$2,793	$3,397	$3,168

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands)

					Accumulated
	Common	Common	Additional		Other	Total
	Stock	Stock	Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Par Value	Capital	Earnings	Income (Loss)	Equity
Balance at January 1, 2006 (1)	3,354,090	$4	$13,974	$15,006	$(552)	$28,432
Net income	—	—	—	2,897	—	2,897
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	271	271
Proceeds from exercise of stock options	10,400	—	59	—	—	59
Stock-based compensation expense	—	—	295	—	—	295
Issuance of stock for compensation	12,032	—	172	—	—	172

Balance at December 31, 2006	3,376,522	4	14,500	17,903	(281)	32,126
Net income	—	—	—	2,901	—	2,901
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	496	496
Proceeds from exercise of stock options	8,500	—	33	—	—	33
Stock-based compensation expense	—	—	226	—	—	226
Issuance of stock for compensation	13,701	—	189	—	—	189

Balance at December 31, 2007	3,398,723	4	14,948	20,804	215	35,971
Net income	—	—	—	2,800	—	2,800
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	(7)	(7)
Proceeds from exercise of stock options	43,133	—	21	—	—	21
Stock-based compensation expense	—	—	134	—	—	134
Issuance of stock for compensation	14,960	—	165	—	—	165

Balance at December 31, 2008	3,456,816	$4	$15,268	$23,604	$208	$39,084

(1)	See Note 1 — Recent accounting standards
See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands)

	2008	2007	2006
Cash flows from operating activities
Net income	$2,800	$2,901	$2,897
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	723	752	764
Provision for loan losses	1,456	909	898
Gains on sales of foreclosed real estate	(13)	(33)	(21)
(Gains) losses on sales of premises and equipment	(1)	32	—
Increase in cash value of bank-owned life insurance	(316)	(86)	—
Stock-based compensation expense	134	226	295
Stock compensation	165	189	172
Deferred income tax	323	(234)	(172)
Net originations, proceeds and gain on loans held for sale	11,145	17,211	(16,694)
(Increase) decrease in accrued interest receivable	181	(377)	18
Increase (decrease) in accrued interest payable	(1,110)	54	1,674
Net change in other assets and liabilities	226	(8,384)	241

Net cash provided by (used in) operating activities	15,713	13,160	(9,928)

Cash flows from investing activities
(Increase) decrease in Federal funds sold	—	1,182	(1,182)
Loan originations and collections, net	(24,983)	(42,690)	(33,619)
Purchases of available-for-sale securities	(27,262)	(18,876)	(21,003)
Proceeds from maturities and calls of available-for-sale securities	28,564	14,017	6,492
Purchases of restricted securities	(4,816)	(4,248)	(6,946)
Proceeds from sales of restricted securities	4,102	4,892	5,840
Proceeds from sale of foreclosed real estate	1,939	1,285	628
Net additions to premises and equipment	(266)	(456)	(751)

Net cash used in investing activities	(22,722)	(44,894)	(50,541)

Cash flows from financing activities
Net increase (decrease) in deposits, funds purchased, and other borrowings	(7,077)	43,561	33,346
Increase (decrease) in FHLB borrowings	14,657	(15,485)	23,828
Increase (decrease) in repurchase agreements	2,618	(740)	4,847
Proceeds from stock options exercised	21	33	59

Net cash provided by financing activities	10,219	27,369	62,080

Net increase (decrease) in cash and due from banks	3,210	(4,365)	1,611

Cash and due from banks at beginning of the year	6,744	11,109	9,498

Cash and due from banks at end of the year	$9,954	$6,744	$11,109

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies
Nature of business
Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Thomson, Martinez and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been granted to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and in Jacksonville, Florida. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.
The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.
Summary of significant accounting policies
Basis of presentation: The consolidated financial statements include the accounts of the Company and its subsidiary bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson, Martinez and Augusta, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.
Significant concentrations of deposit risk: In October and November 2008, the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage is scheduled

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies (continued)
to expire December 31, 2009, at which time it is anticipated that amounts insured by the FDIC will return to $100,000. During the year, the Company from time to time may have had amounts on deposit in excess of the insured limits.
Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.
Investment securities: The Bank’s investments in securities are classified and accounted for as follows:
Securities available-for-sale — Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.
Restricted equity securities without a readily determinable fair value are recorded at cost.
The Bank has not classified any securities as held-to-maturity or trading.
Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary, results in write-downs of individual securities to their fair value.
The amortization or premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.
Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers: 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Loans and interest income: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies (continued)
Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. As the mortgage loans originated are individually pre-approved by the secondary market investors, the Bank is subject to minimal interest rate and credit risk on these loans, as the Bank only holds the loans in the portfolio temporarily until funding from the investor is completed.
Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by Statement of Financial Accounting Standards (SFAS) No. 133, as amended. Pursuant to that SFAS, loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in current period earnings. At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.
Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.
The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criterion to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.
Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies (continued)
Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.
Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan, or fair value of the property, less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.
Bank premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation, and computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.
Financial instruments: In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
Bank-owned life insurance (BOLI): In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy. BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges, in accordance with FASB Technical Bulletin 85-4. The change in cash value is recorded as other income/expense.
Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with Financial Accounting Standards Board Interpretation No. 48 (FIN 48), it is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies (continued)
Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company’s outstanding stock options are the primary cause of the Company’s diluted earnings per share.
Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.
Cash and due from banks, Federal funds sold, and interest-bearing deposits in banks — Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.
Available-for-sale securities — Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.
Loans — Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality. For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.
Deposit liabilities, other borrowings, and retail agreements — Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates of deposits.
Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is equal to the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value, and no fair value has been assigned to these instruments.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Summary of significant accounting policies (continued)
Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.
Stock-based compensation: The Company uses the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans. In adopting SFAS No. 123, the Company elected to use the modified prospective method to account for the transition from the previously utilized intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. See Note 10 for additional information regarding the Company’s stock-based compensation plans.
Recently issued accounting standards
In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 permits the fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Furthermore, it clarifies which interest-only strips and principal-only strips are not subject to SFAS 133 requirements. It also establishes a requirement to evaluate interests in securitized financial assets to identify interest in freestanding derivatives and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. In addition, it eliminates the prohibition on a qualifying special purpose entity from holding a derivative financial instrument pertaining to a beneficial interest other than another derivative financial instrument. The Company adopted SFAS 155 in 2007 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 on January 1, 2007 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Recently issued accounting standards (continued)
In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. The Company adopted SFAS 157 on January 1, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The decision to elect the fair value option may be applied instrument by instrument, is irrevocable, and is applied to the entire instrument and not to only specified risks, specific cash flows or portions of that instrument. An entity is restricted in choosing the dates to elect the fair value option for an eligible item. The Company adopted SFAS 159 on January 1, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force in EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 clarifies that an endorsement split-dollar life insurance arrangement is one that provides a post-retirement life insurance benefit to an employee. EITF 06-4 requires that for such an arrangement, an employer must recognize a liability for the future benefits in accordance with either FASB Statement No. 106 or APB 12, as appropriate. EITF 06-4 also requires that recognition of the effects of its adoption be either by 1) a change in accounting principle recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or 2) a change in accounting principle through retrospective application to all prior periods. The Company adopted EITF 06-4 on January 1, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force in EITF 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” With the issue of EITF 06-5, consensus was reached on the following issues in the reporting of the realizable asset in the statement of financial condition: 1) that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract; 2) that a policyholder should determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Recently issued accounting standards (continued)
policy (or certificate by certificate in a group policy); and 3) that a policyholder should not discount the cash surrender value component of the amount that could be realized under the insurance contract when contractual restrictions on the ability to surrender a policy exist, as long as the policyholder continues to participate in the changes in the cash surrender value as it had done prior to the surrender request. EITF 06-5 requires that recognition of the effects of its adoption be either by 1) a change in accounting principle recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or 2) a change in accounting principle through retrospective application to all prior periods. The Company adopted EITF 06-5 in 2007 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 109 (“SAB 109”). SAB 109 expresses the views of the SEC regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles and supersedes SAB 105. SAB 109 states that, consistent with SFAS 156, “Accounting for Servicing of Financial Assets”, and SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Furthermore, SAB 109 retains the view issued in SAB 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment and actually broadens its application to all written loan commitments accounted for at fair value through earnings. The Company adopted SAB 109 on January 1, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In February 2008, the FASB issued FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” FSP 140-3 addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. FSP 140-3 includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. FSP 140-3 is effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The Company will be required to adopt this statement on January 1, 2009. Management does not expect the adoption of this statement to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 has been applied, and the impact that hedges have on an entity’s financial position,

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 1—Recently issued accounting standards (continued)
financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company will be required to adopt this standard on January 1, 2009. Management does not expect the adoption of SFAS 161 to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective November 15, 2008, 60 days following the SEC’s September 16, 2008 approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company adopted SFAS 162 in 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. FSP 133-1 and FIN 45-4 also clarifies that the disclosure requirements of SFAS 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 was effective for reporting periods (annual or interim) ending after November 15, 2008. The Company adopted this statement as of December 31, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active” (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (SFAS 154, Accounting Changes and Error Corrections). The disclosure provisions of SFAS 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The Company adopted this standard on October 1, 2008 as required. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 2—Cash and due from banks
Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and due from banks. As of December 31, 2008, interest-bearing cash on deposit with correspondent banks totaled $1.3 million and funds required to be on reserve with the Federal Reserve totaled $960,000.
Note 3—Investment securities
The amortized cost and fair value amounts of securities owned as of December 31, 2008 and 2007 are shown below:

	2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$26,690	$640	$—	$27,330
Mortgage-backed	19,899	423	(132)	20,190
Corporate obligations	194	—	(44)	150
State and municipal	10,482	30	(588)	9,924

Total	$57,265	$1,093	$(764)	$57,594

	2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$31,671	$485	$(8)	$32,148
Mortgage-backed	19,431	48	(147)	19,332
Corporate obligations	194	—	(11)	183
State and municipal	7,271	41	(69)	7,243

Total	$58,567	$574	$(235)	$58,906

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 3—Investment securities (continued)
The amortized cost and fair value of securities as of December 31, 2008 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities
	Available-for-Sale
	Amortized	Fair
	Cost	Value
	(in thousands)
Less than one year	$225	$226
One to five years	835	833
Five to ten years	15,430	15,574
Over ten years	20,876	20,771
Mortgage-backed securities	19,899	20,190

Total	$57,265	$57,594

Securities with a carrying amount of approximately $41.5 million at December 31, 2008 and $48.8 million at December 31, 2007 were pledged to secure public deposits and for other purposes.
There were no material gross realized gains or gross realized losses on sales of securities during 2008, 2007, or 2006.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 3—Investment securities (continued)
Information pertaining to securities with gross unrealized losses at December 31, 2008 and December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2008
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities available-for-sale:
U. S. agency	$—	$—	$—	$—
State and municipal	(400)	6,440	(188)	742
Corporate obligations	—	—	(44)	150
Mortgage-backed	(131)	4,224	(1)	728

Total	$(531)	$10,664	$(233)	$1,620

	2007
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities available-for-sale:
U. S. agency	$—	$1,245	$(8)	$4,867
State and municipal	(21)	1,546	(48)	1,406
Corporate obligations	(11)	183	—	—
Mortgage-backed	(4)	2,254	(143)	12,081

Total	$(36)	$5,228	$(199)	$18,354

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 3—Investment securities (continued)
Management evaluates securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2008, the gross unrealized losses are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer. All of the securities are U.S. agency debt securities, mortgage-backed securities, municipal securities and corporate securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other than temporary.
Included in Other Assets is an investment of approximately $709,000, net of amortization, in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next 7 years.
Note 4—Loans
The composition of loans for the years ended December 31, 2008 and 2007 is summarized as follows:

	2008	2007
	(in thousands)

Commercial and industrial	$31,173	$29,582
Real estate — construction	105,032	89,580
Real estate — residential	65,958	53,557
Real estate — commercial	125,194	139,111
Consumer	9,092	10,487

	336,449	322,317
Deferred loan fees	(156)	(116)

	336,293	322,201
Allowance for loan losses	(4,284)	(5,059)

Loans, net	$332,009	$317,142

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 4—Loans (continued)
Changes in the allowance for loan losses are as follows:

	2008	2007	2006

Balance at beginning of the year	$5,059	$4,386	$3,756
Provision charged to operations	1,456	909	898
Recoveries	33	52	31
Loans charged off	(2,264)	(288)	(299)

Balance at end of the year	$4,284	$5,059	$4,386

Loans, classified as non-accrual, for which the accrual of interest had been discontinued or reduced, amounted to approximately $5,061,000 and $11,558,000 at December 31, 2008 and 2007, respectively. The allowance for loan losses specifically reserved for these non-accrual loans totaled approximately $388,000 and $1,266,000 at December 31, 2008 and 2007, respectively. There was approximately $2,697,000 in non-accrual loans that did not require a specific reserve in the allowance as of December 31, 2008 and no non-accrual loans that did not require a specific reserve in the allowance as of December 31, 2007. Interest income on non-accrual loans, which would have been reported if on an accrual basis, amounted to approximately $3,387,000 and $1,704,000 at December 31, 2008 and 2007, respectively.
At December 31, 2008, impaired loans totaled approximately $19,539,000 as compared to $15,431,000 identified as such at December 31, 2007. The allowance for loan losses specifically reserved for these impaired loans totaled approximately $831,000 and $2,127,000 as of December 31, 2008 and December 31, 2007, respectively. There were approximately $13,520,000 in impaired loans that did not require a specific reserve in the allowance for loan losses as of December 31, 2008 and no impaired loans that did not require a specific reserve in the allowance as of December 31, 2007. The average recorded investment in impaired loans was approximately $20,603,000 and $14,833,000 at December 31, 2008 and December 31, 2007, respectively. Interest income recognized on loans while they were impaired, on an accrual basis, totaled approximately $961,000, $1,008,000 and $220,000 as of December 31, 2008, 2007 and 2006, respectively. Interest income recognized on loans while they were impaired, on a cash basis, totaled approximately $923,000, $882,000 and $166,000 as of December 31, 2008, 2007 and 2006, respectively.
At December 31, 2008, executive officers and directors, and companies, in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $14,086,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for the years ending December 31, 2008 and 2007:

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 4—Loans (continued)

	2008	2007
	(in thousands)

Balance at beginning of the year	$4,061	$4,508
Advances	10,921	1,690
Repayments	(896)	(2,137)

Balance at end of the year	$14,086	$4,061

Note 5—Foreclosed real estate
A summary of foreclosed real estate for the years ended December 31, 2008 and 2007 is as follows:

	2008	2007
	(in thousands)

Carrying amount of property	$7,217	$483
Less: valuation allowance	—	—

Balance at end of the year	$7,217	$483

There was no provision charged to income for each of the years presented.
Note 6—Bank premises and equipment
Bank premises and equipment consists of the following for the years ended December 31, 2008 and 2007:

	2008	2007
	(in thousands)

Land and improvements	$3,844	$3,836
Building and improvements	6,321	6,245
Equipment, furniture and fixtures	4,583	4,431

	14,748	14,512
Less: accumulated depreciation	(4,667)	(4,080)

Premises and equipment, net	$10,081	$10,432

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was approximately $618,000, $647,000 and $659,000, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 7—Deposits
At December 31, 2008, the scheduled maturities of time deposit liabilities were as follows:

(in thousands)

One year or less	$215,172
Over one year through three years	24,245
Over three years	900

Balance at end of the year	$240,317

To manage the Bank’s funding capabilities; the Bank may also enter into retail deposit agreements with customers and may obtain short-term funding from other institutions. Retail deposit agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates. Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Total deposit agreements were approximately $8.6 million and $6.0 million at December 31, 2008 and 2007, respectively.
Note 8—Federal home loan bank advances
As of December 31, 2008 and 2007, the Bank had a credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2008 was the “Loans Held for Sale” (LHFS) program, formerly known as the warehouse line of credit. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2008, the Bank did not have a balance outstanding under the LHFS program, as compared to $1.3 million outstanding balance under the LHFS program at December 31, 2007. The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family loans held in the Bank’s loan portfolio. As of December 31, 2008 and 2007, the 1-4 family line of credit balances were $6.0 million and $5.0 million, respectively. The weighted average interest rates on the outstanding balances of both lines were 2.71% and 4.03% as of December 31, 2008 and 2007, respectively. During 2007, a long-term convertible advance was established as a new additional line of credit. At December 31, 2008, the outstanding balance on this advance was $10.0 million with a weighted average interest rate of 3.83%. This advance matures December 2012 and is callable until December 2010. An additional but similar long-term convertible advance was established during 2008. At December 31, 2008, the outstanding balance on this new advance was $15.0 million with a weighted average interest rate of 3.33%. This advance matures May 2013 and is callable until May 2010.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 9—Line of credit
The Company has a line of credit with a financial institution which provided the Company the ability to draw a principal sum of $3.0 million in periodic advances through December 30, 2003 with a maturity date of January 1, 2014. The original principal balance of $900,000 under this line of credit is payable in nine (9) annual installments of $100,000 that began on January 1, 2005 with the entire outstanding balance due and payable on January 1, 2014. Interest is calculated annually using a rate of prime minus 0.50% (2.75% and 6.75% at December 31, 2008 and 2007, respectively). The line of credit is secured through the pledge of all issued and outstanding shares of the Bank’s capital stock. The outstanding principal balance at December 31, 2008 and 2007 was $500,000 and $600,000, respectively. The arrangement requires the Company and Bank to comply with financial covenants related to capital levels, the allowance for loan losses, dividend payments, and other financial matters. At December 31, 2008, the Company and the Bank were in compliance with all but one of these covenants. The Company’s ratio of classified assets to Tier 1 capital was slightly higher than the required ratio but a waiver of the covenant requirement for December 31, 2008 was granted by the financial institution. At December 31, 2007, the Company and the Bank were in compliance with all covenants. Future noncompliance with this covenant would not have a material impact on the Company’s ability to meet future obligations.
Note 10—Employee benefit plan
The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $161,000, $170,000, and $168,000, respectively, for each of the years in the three year period ended December 31, 2008.
Note 11—Shareholders’ equity and regulatory requirements
The primary source of funds available to the Company is the payment of dividends by its subsidiary bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)
weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2008, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2008, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2008 and 2007 are also presented in the following tables:

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total capital (to risk weighted assets)
Bank	$43,075	10.89%	$31,657	8.0%	$39,571	10.0%
Consolidated	$43,158	10.91%	$31,657	8.0%	$39,571	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$38,791	9.80%	$15,828	4.0%	$23,742	6.0%
Consolidated	$38,875	9.82%	$15,828	4.0%	$23,742	6.0%
Tier 1 leverage (to average assets)
Bank	$38,791	8.58%	$18,094	4.0%	$22,617	5.0%
Consolidated	$38,875	8.59%	$18,094	4.0%	$22,618	5.0%

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total capital (to risk weighted assets)
Bank	$40,867	10.74%	$30,454	8.0%	$38,067	10.0%
Consolidated	$40,814	10.72%	$30,454	8.0%	$38,067	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$35,808	9.41%	$15,227	4.0%	$22,840	6.0%
Consolidated	$35,755	9.39%	$15,227	4.0%	$22,840	6.0%
Tier 1 leverage (to average assets)
Bank	$35,808	8.51%	$16,833	4.0%	$21,042	5.0%
Consolidated	$35,755	8.18%	$16,833	4.0%	$21,862	5.0%
During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares that may be reserved and made available-for-sale under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.
During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares that may be reserved and made available-for-sale under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.
The Plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.
On January 1, 2006, the Company adopted SFAS 123(R), Accounting for Stock-Based Compensation (“SFAS 123(R)”). SFAS 123(R) requires all share-based payment to employees, including grants of employee stock options, to be recognized as expense in the statement of

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)
earnings based on their fair values. Prior to SFAS 123(R), only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. SFAS 123(R) applies to awards granted or modified after January 1, 2006 or any unvested awards outstanding at December 31, 2005. The effect of the adoption of the new accounting principle on results of operations depends on the level of option grants, the vesting period for those grants, and the fair value of the options granted at such date. Existing options that vested after the adoption date resulted in additional compensation expense of approximately $134,000 in 2008. The Company utilized the disclosure requirements permitted by SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”), for transactions entered into during 1996 and thereafter. For the periods prior to January 1, 2006, the Company elected to remain with the former method of accounting under Accounting Principles Board Opinion 25 (“APB 25”).
As of December 31, 2008, the Company has two share-based compensation plans, which are described above and has issued shares of common stock to non-employee directors as compensation for services rendered. The Company recorded $165,000, $188,000, and $172,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2008, 2007, and 2006, respectively. The expense recognized for these shares was equal to the fair value of the shares on the date of grant.
The fair value for these options was estimated on the date of grant using a lattice-based option valuation model that used the following range of assumptions for each of the years presented:

	2008	2007	2006

Expected volatility	37.4% - 37.6%	40.8% - 40.8%	41.3% - 42.0%

Weighted-average volatility	37.53%	40.75%	41.69%

Expected dividends	0%	0%	0%

Expected term (in years)	7.0 - 7.0	7.0 - 7.0	6.0 - 7.0

Risk-free rate	3.30%	4.73%	4.53%
In addition, the model assumed that each option was exercised in the initial year of vesting.
For purposes of proforma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)
assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.
Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The Plans provide that vesting periods may not exceed ten years.
A summary of the Company’s stock option activity under the Plans as of December 31, 2008, and changes and related information, for the year then ended is presented below:

			Wtd. Avg.
			Remaining	Aggregate
		Wtd. Avg.	Contractual	Intrinsic
Options	Shares	Exercise Price	Term	Value

Outstanding at January 1, 2008	324,441	$7.99

Granted	23,934	10.85

Exercised	61,500	3.56

Forfeited or expired	—	—

Outstanding at December 31, 2008	286,875	$9.18	4.43	$810,279

Exercisable at December 31, 2008	237,294	$8.35	3.70	$810,279

At December 31, 2008, options both outstanding and exercisable have exercise prices that range from $3.33 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2008 was approximately 4.43 years or 53 months.
The estimated weighted-average grant date fair value of options granted and the total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Weighted-average grant date fair value	$4.86	$7.30	$7.13
Total intrinsic value of options exercised	$396,161	$60,265	$86,624

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)
A summary of the status of the Company’s nonvested shares as of December 31, 2008, and changes during the year then ended, is presented below:

		Wtd. Avg.
		Grant-Date
Nonvested Shares	Shares	Fair Value

Non-vested at January 1, 2008	40,455	$7.67

Granted	23,934	4.86

Vested	(14,808)	7.51

Forfeited	—	—

Nonvested at December 31, 2008	49,581	$6.36

As of December 31, 2008, there was $226,808 of total unrecognized compensation cost related to the Company’s nonvested shares granted under the Plans. This cost is expected to be recognized over a weighted-average period of 2.33 years. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006, was $111,205, $203,932 and $269,584, respectively.
Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the following years ended December 31.

	2008
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)
Basic EPS
Income available to common stockholders	$2,800	3,426,860	$0.82

Effect of stock options outstanding	—	76,996	0.02

Diluted EPS
Income available to common stockholders,	$2,800	3,503,856	$0.80

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 11—Shareholders’ equity and regulatory requirements (continued)

	2007
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$2,901	3,393,224	$0.85

Effect of stock options outstanding	—	115,382	0.02

Diluted EPS
Income available to common stockholders, plus conversions	$2,901	3,508,606	$0.83

	2006
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$2,897	3,370,277	$0.86

Effect of stock options outstanding	—	119,287	0.03

Diluted EPS
Income available to common stockholders, plus conversions	$2,897	3,489,564	$0.83

Note 12—Income taxes
The total income taxes in the statements of income for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006

Current tax provision	$929	$1,853	$1,632
Deferred tax expense/(benefit)	323	(234)	(172)

Income tax expense	$1,252	$1,619	$1,460

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 12—Income Taxes (continued)
The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2008	2007	2006

Federal statutory rates	34.0%	34.0%	34.0%
State taxes, net of federal benefit	2.7	4.3	4.0
Tax-exempt income	(2.1)	(1.2)	(2.0)
Nondeductible interest	0.4	0.3	0.5
State tax credits	(2.1)	(3.0)	(4.7)
Bank-owned life insurance	(2.6)	(0.6)	—
Other	0.6	2.0	1.7

	30.9%	35.8%	33.5%

The primary components of deferred income taxes at December 31, 2008 and 2007 are as follows:

	2008	2007
	(in thousands)
Deferred tax assets
Allowance for loan losses	$1,236	$1,641
Unrealized loss on securities available-for-sale	—	—
Amortization of GA low-income housing tax credits	122	46
Executive compensation plans	70	2
Valuation allowance on GA low-income housing tax credits	(122)	(84)

Deferred income tax assets	1,306	1,605

Deferred tax liabilities
Unrealized gain on securities available-for-sale	117	121
Depreciation	193	169

Deferred income tax liabilities	310	290

Net deferred income tax assets	$996	$1,315

Realization of deferred tax assets is dependent on sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 13—Commitments and contingencies
In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.
Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2008 and 2007:

	2008	2007
	(in thousands)

Commitments to extend credit	$56,426	$40,492
Standby letters of credit	5,102	1,912

Total	$61,528	$42,404

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The Company, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans. Most of the loans will be sold to third parties upon closing. For those loans, the Company enters into best efforts individual forward sales commitments at the same time the commitments to originate are finalized. While the forward sales commitments function as an economic offset and effectively eliminate the Company’s financial risk of rate changes during the rate lock period, both the commitment to originate mortgage loans that will be sold and the commitment to sell the mortgage loans are derivatives, the fair values of which are essentially equal and offsetting. The fair values are calculated based on changes in market interest rates after the commitment date. The notional amounts of these mortgage loan origination commitments and the related forward sales commitments were approximately $34.8 million each at December 31, 2008 compared to approximately $40.0 million each at December 31, 2007. The net unrealized gains/losses of the origination and sales commitments did not have a material effect on the consolidated financial statements of the Company at December 31, 2008 or 2007.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 13—Commitments and contingencies (continued)
The Company has executed individual forward sales commitments related to retail mortgage loans, which are classified as loans held for sale. The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Company’s market risk on these loans. The notional value of the forward sales commitments on retail mortgage loans at December 31, 2008 was approximately $35.8 million compared to approximately $43.3 million at December 31, 2007. The fair value of the sales commitments on retail mortgage loans resulted in no material gains or losses to the Company at December 31, 2008 or December 31, 2007.
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2008, there were no present litigation matters in which the anticipated outcome will have a material adverse effect on the financial statements. During June 2008, a previously pending lawsuit initiated by the Bank against a borrower in default was settled in favor of the Bank and approximately $430,000 was received on August 8, 2008. The settlement was recorded in the third quarter of 2008 as follows:

Recovered legal fees	$28,000
Interest	36,000
Non-interest income	366,000

Total	$430,000

The Bank is obligated under operating leases for certain office premises and equipment. Future minimum rental commitments for all non-cancelable operating leases total approximately $291,000 in 2009, $287,000 in 2010, $279,000 in 2011, $201,000 in 2012, and $143,000 in 2013, and $0 thereafter. Rental expense of office premises and equipment were as follows:

	2008	2007	2006
	(dollars in thousands)

Office premises rental expense	$285	$276	$272
Equipment rental expense	$13	$27	$28
Note 14—Supplemental consolidated cash flow information

	2008	2007	2006
	(dollars in thousands)

Income taxes paid	$1,397	$2,354	$1,396
Interest paid	$14,147	$15,598	$10,295
Interest received	$26,552	$28,643	$25,351
Real estate acquired by foreclosure (non-cash)	$8,660	$1,136	$822
Unrealized gain/(loss) on securities (non-cash)	$(11)	$755	$424

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 15—Fair value of financial instruments
For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in SFAS No. 157. This standard also requires fair value measurements to be separately disclosed by level within the fair value hierarchy.
Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment, and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, are as follows at December 31, 2008 and 2007 (in millions):

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Loans and loans held for sale, net of allowance	$360.4	$392.3	$356.7	$442.5

Time deposits	$240.3	$245.1	$239.3	$234.3
Estimated fair value information of investment securities is presented in Note 2 of the financial statements.
Under SFAS No. 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 15—Fair value of financial instruments (continued)
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. The Company has no Level 1 assets or liabilities at December 31, 2008.
Level 2 — Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. At December 31, 2008, Level 2 securities include U.S. Government agency obligations, state and municipal bonds, corporate debt securities, mortgage-backed securities, and FHLB stock.
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. The Company has no Level 3 assets or liabilities at December 31, 2008.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale, including FHLB stock, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions. At December 31, 2008, the Company classified $59.8 million of investment securities available-for-sale, including FHLB stock, subject to recurring fair value adjustments as Level 2.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2. There were no fair value adjustments related to the $28.4 million of loans held for sale at December 31, 2008.
Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once an individual loan is identified as impaired, management measures the impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The fair value of impaired loans is estimated using one of

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 15—Fair value of financial instruments (continued)
several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loans as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. Impaired loans, classified as Level 2, totaled $6.1 million at December 31, 2008 and had specific loan loss allowances aggregating $0.8 million.
Foreclosed Assets
Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed assets as nonrecurring Level 3. There were no fair value adjustments related to foreclosed real estate of $7.2 million at December 31, 2008.
Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at
December 31, 2008, Using,
	Total		Quoted
	Carrying		Prices in
	Amount in the	Assets/	Active	Significant	Significant
	Consolidated	Liabilities	Markets for	Other	Other
	Balance	Measured at	Identical	Observable	Unobservable
	Sheet	Fair Value	Assets	Inputs	Inputs
Description	12/31/2008	12/31/2008	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities, including FHLB stock	$59,795	$59,795	$—	$59,795	$—

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 16—Bank-owned life insurance (BOLI)
In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank. Per FASB Technical Bulletin 85-4, this policy is classified as a miscellaneous asset at its cash surrender value, net of surrender charges and/or early termination charges. As of December 31, 2008, the BOLI cash surrender value was $8,401,691, resulting in other income for 2008 of $315,832 and an annualized net yield of 3.84%.
Note 17—Other expenses
Other non-interest expenses for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(dollars in thousands)

Data processing	$904	$906	$759
Legal and accounting	540	475	367
Printing and supplies	314	309	319
Advertising	277	309	303
Business development	167	159	151
Telephone	171	142	174
Outside services	381	415	458
Courier and postage	201	229	263
Software license fees	190	237	178
FDIC assessment	320	241	39
City and county taxes	263	241	233
Other	1,513	1,499	1,399

Total	$5,241	$5,162	$4,643

Note 18—Comprehensive Income
The components of other comprehensive income and related tax effects for each of the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006

Unrealized holding losses on available-for-sale securities	$(11)	$775	$424
Tax effect	4	(279)	(153)

Net of tax amount	$(7)	$496	$271

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 19 — Quarterly Financial Data (Unaudited)
The following table represents summarized data for each of the quarters in 2008 and 2007 (in thousands, except earnings per share data).

	Selected Quarterly Data
	($ in thousands, except per share data)
	2008				2007
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$6,123	$6,445	$6,700	$7,103	$7,056	$7,569	$7,382	$7,012
Interest expense	2,847	2,987	3,299	3,905	4,019	4,060	3,880	3,747

Net interest income	3,276	3,458	3,401	3,198	3,037	3,509	3,502	3,265
Provision for loan losses	730	518	(29)	237	436	103	102	268

Net interest income after provision for loan losses	2,546	2,940	3,430	2,961	2,601	3,406	3,400	2,997
Non-interest income	2,169	2,841	2,352	2,432	2,117	2,584	2,712	2,519
Securities gain (loss)	69	—	37	20	—	—	—	—
Non-interest expenses	4,471	4,429	4,539	4,306	4,181	4,584	4,650	4,401

Income before income tax expense	313	1,352	1,280	1,107	537	1,406	1,462	1,115
Income tax expense	97	386	414	355	198	510	527	384

Net income	$216	$966	$866	$752	$339	$896	$935	$731

Basic earnings per common share	$0.06	$0.29	$0.25	$0.22	$0.10	$0.26	$0.28	$0.22

Diluted earnings per common share	$0.06	$0.28	$0.25	$0.21	$0.10	$0.25	$0.27	$0.21

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only)
Condensed Balance Sheet
December 31, 2008 and 2007
(dollars in thousands)

	2008	2007
Assets
Cash	$616	$434
Investment in subsidiary	38,999	36,024
Other assets	64	33
Deferred tax benefit	91	—

Total assets	$39,770	$36,491

Liabilities
Note payable	$500	$600
Other Liabilities	186	(80)

Total liabilities	686	520

Shareholders’ equity	39,084	35,971

Total liabilities and shareholders’ equity	$39,770	$36,491

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Income
Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands)

	2008	2007	2006

Income, dividends from subsidiary	$—	$—	$—

Expenses
Director compensation	30	53	48
Other	239	344	282

Total expenses	269	397	330

Loss before income tax benefits and equity in undistributed earnings of subsidiary	(269)	(397)	(330)

Income tax benefits	86	143	187

Loss before equity in undistributed earnings of subsidiary	(183)	(254)	(143)

Equity in undistributed earnings of subsidiary	2,983	3,155	3,040

Net income	$2,800	$2,901	$2,897

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements - (continued)
December 31, 2008 and 2007
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Cash Flows
Years Ended December 31, 2008, 2007 and 2006
(dollars in thousands)

	2008	2007	2006
Cash flows from operating activities
Net income	$2,800	$2,901	$2,897
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	134	226	295
Stock compensation	164	189	172
Equity in undistributed earnings of subsidiary	(2,983)	(3,155)	(3,040)
Net change in other assets and liabilities	146	228	(252)

Total adjustments	(2,539)	(2,512)	(2,825)

Net cash provided by operating activities	261	389	72

Cash flows from financing activities
Payments on borrowed funds	(100)	(100)	(100)
Proceeds from issuance of common stock, and exercise of stock options	21	33	59

Net cash provided by (used in) financing activities	(79)	(67)	(41)

Net change in cash	182	322	31

Cash at beginning of the year	434	112	81

Cash at end of the year	$616	$434	$112